Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I REPORTS FIRST QUARTER 2015 RESULTS

Foreign currency challenges dampen strong performance in the Americas

PERRYSBURG, Ohio (April 28, 2015) — Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the first quarter ending March 31, 2015.

•      First quarter 2015 earnings from continuing operations attributable to the Company were $0.44 per share (diluted). This compares to first quarter 2014 earnings of $0.62 per share on a reported basis, and to $0.50 per share on a constant currency basis.(1)

•      Results were consistent with management’s guidance of $0.40 to $0.45 per share, despite the greater-than-expected strengthening of the U.S. dollar during the quarter.

•      Volumes declined approximately 2.5 percent on a global basis year-over-year. As expected, beer shipments were down in comparison to strong demand leading up to the World Cup tournament in the prior year. Lower beer volumes also reflect the Company’s 2014 China retrenchment activities. Shipments for all other categories combined were essentially flat.

•      The stronger U.S. dollar drove lower segment operating profit, which declined $50 million.

•      On a constant currency basis, segment profits were down $15 million. North America improved due to more efficient supply chain operations. Despite escalating energy and raw material costs, South America achieved the same level of profits as first quarter last year by obtaining higher selling prices this quarter. Profits in Europe were dampened by more-than-typical production downtime, as well as the impact of competitive pressures on price. Asia Pacific results were essentially flat as the benefits from last year’s restructuring efforts mostly offset lower shipments.

•      The Company initiated a $100 million accelerated stock repurchase program in February 2015. The Company anticipates repurchasing at least an additional $25 million in shares over the course of the year.

Commenting on the Company’s first quarter results, Chairman and Chief Executive Officer Al Stroucken said, “We delivered financial results in line with our guidance, despite stronger than expected currency headwinds. Performance was bolstered by solid price gains in South America and supply chain improvements in North America. Asia Pacific delivered the results we expected, while Europe was impacted by price pressures and production downtime from planned furnace rebuilds and the ongoing asset optimization program. As promised, we are delivering additional value to our shareholders through deliberate capital structure management. In addition to stepping up our share buybacks, we are benefitting from lower interest expense.”

(1)  In constant currency terms, the prior year amount reflects first quarter 2015 exchange rates, as cited in the table entitled Reconciliation to Constant Currency in this release.

	Three months ended
	March 31
(Dollars in millions, except per share amounts and operating profit margin)	2015	2014

Net sales	$1,421	$1,639
Segment operating profit	168	218
Segment operating profit margin	12.0%	13.3%
Earnings attributable to the Company from continuing operations	71	102
Earnings per share from continuing operations (diluted)	$0.44	$0.62

Net sales in the first quarter of 2015 were $1.4 billion, down 13 percent from the prior year first quarter. In light of the strengthening U.S. dollar and the fact that two-thirds of Company sales were generated outside the United States, currency headwinds of approximately $200 million were the primary cause of the decline. On a constant currency basis, the decline in net sales was 1 percent. Price was up modestly on a global basis.

Sales volume declined by approximately 2.5 percent year-over-year, impacted mainly by the 15 percent contraction in Asia Pacific shipments attributed to last year’s plant closures in China and ongoing weak beer and wine demand in Australia. Volumes throughout the region are expected to strengthen in the second half of 2015. Shipments in Europe and South America were almost on par with prior year, despite lower beer volumes, which were expected because of the high level of 2014 World Cup activity. Volume in North America fell almost 2 percent, primarily due to continued declines in the major domestic beer brands.

Segment operating profit was $168 million, down $50 million compared with the prior year first quarter. Currency rate changes adversely impacted segment operating profit by $35 million. On a constant currency basis, segment operating profit was down $15 million from prior year and was consistent with management guidance.

Segment operating profit in North America increased $6 million. Improvements in supply chain management were partially offset by the impact of production curtailments intended to control inventory. Europe’s operating profit declined $38 million, half of which was due to the devaluation of the Euro. Average selling prices in Europe fell approximately 1 percent due to competitive activity, primarily in Southern Europe, and our successful efforts to secure long-term contracts with multinationals to stabilize and increase sales volume over time. Europe reported more production downtime than in the prior year due to planned furnace rebuilds and engineering activities associated with the asset optimization program.

In South America, the operating profit decline of $11 million was caused by currency devaluation, primarily the Brazilian real and the Colombian peso. Price gains from annual price adjustment formulas successfully offset rising raw material and electricity costs in the region. Asia Pacific reported a $7 million decline in operating profit, $5 million of which was due to the strengthening U.S. dollar.

Corporate and other costs improved by $9 million compared with the prior year quarter. This was driven by lower pension expense and lower spending levels.

Net interest expense in the quarter decreased by $7 million compared with the same period of 2014 due to ongoing debt management and the positive currency impact from Euro-denominated debt.

Commenting on the Company’s outlook, Stroucken said, “We anticipate stable market and volume trends in the second quarter, and currency headwinds will continue. Financial results in the quarter will be dampened by continued pricing pressure and lower production linked to a heavier furnace rebuild schedule in the first half of the year. However, we expect improved year-on-year results on a constant currency basis in the second half of 2015 due to higher sales and production volumes.”

The Company now expects adjusted EPS for full year 2015 to be in the range of $2.00 to $2.30 per share. This range has been revised downward primarily because of currency assumptions as of March 31, 2015. Nevertheless, the midpoint of the range exceeds the previous year results in constant currency. The stronger dollar also adversely impacts the translation of cash generated in local currencies. As such, the Company now expects free cash flow for 2015 to be approximately $250 million.

About O-I

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. The Company had revenues of $6.8 billion in 2014 and employs approximately 21,100 people at 75 plants in 21 countries. With global headquarters in Perrysburg, Ohio, USA, O-I delivers safe, sustainable, pure, iconic, brand-building glass packaging to a growing global marketplace. For more information, visit o-i.com.

O-I’s Glass Is Life™ movement promotes the widespread benefits of glass packaging in key markets around the globe. Learn more about the reasons to choose glass and join the movement at glassislife.com.

Regulation G

The information presented above regarding adjusted net earnings and adjusted EPS relates to net earnings from continuing operations attributable to the Company exclusive of items management considers not representative of ongoing operations and does not conform to U.S. generally accepted accounting principles (GAAP). It should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the comparability of results of ongoing operations. Further, the information presented above regarding free cash flow does not conform to GAAP. Management defines free cash flow as cash provided by continuing operating activities less capital spending (both as determined in accordance with GAAP) and has included this non-GAAP information to assist in understanding the comparability of cash flows. Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments. Management believes that the non-GAAP presentation allows the board of directors, management, investors and analysts to better understand the Company’s financial performance in relationship to core operating results and the business outlook.

The Company routinely posts important information on its website — www.o-i.com/investors.

Forward-looking statements

This document contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward-

looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, specifically the Euro, Brazilian real, Colombian peso and Australian dollar, (2) changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to refinance debt at favorable terms, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to economic and social conditions, disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) cost and availability of raw materials, labor, energy and transportation, (6) the Company’s ability to manage its cost structure, including its success in implementing restructuring plans and achieving cost savings, (7) consolidation among competitors and customers, (8) the ability of the Company to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (9) unanticipated expenditures with respect to environmental, safety and health laws, (10) the Company’s ability to further develop its sales, marketing and product development capabilities, and (11) the timing and occurrence of events which are beyond the control of the Company, including any expropriation of the Company’s operations, floods and other natural disasters, events related to asbestos-related claims, and the other risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and any subsequently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q. It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

Conference call scheduled for April 29, 2015

O-I CEO Al Stroucken and acting CFO John Haudrich will conduct a conference call to discuss the Company’s latest results on Wednesday, April 29, 2015, at 8:00 a.m., Eastern Time. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the Presentations & Webcast section.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 7:50 a.m., Eastern Time, on April 29. Ask for the O-I conference call. A replay of the call will be available on the O-I website, www.o-i.com/investors, for a year following the call.

Contact:                             Sasha Sekpeh, 567-336-5128 — O-I Investor Relations

Lisa Babington, 567-336-1445 — O-I Corporate Communications

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s second quarter 2015 earnings conference call is currently scheduled for Thursday, July 30, 2015, at 8:00 a.m., Eastern Time.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended March 31
Unaudited	2015	2014

Net sales	$1,421	$1,639
Cost of goods sold	(1,153)	(1,318)

Gross profit	268	321

Selling and administrative expense	(124)	(133)
Research, development and engineering expense	(15)	(15)
Interest expense, net	(47)	(54)
Equity earnings	15	16
Other income (expense), net	3	(1)

Earnings from continuing operations before income taxes	100	134

Provision for income taxes	(25)	(27)

Earnings from continuing operations	75	107

Loss from discontinued operations		(1)

Net earnings	75	106

Net earnings attributable to noncontrolling interests	(4)	(5)

Net earnings attributable to the Company	$71	$101

Amounts attributable to the Company:
Earnings from continuing operations	$71	$102
Loss from discontinued operations		(1)
Net earnings	$71	$101

Basic earnings per share:
Earnings from continuing operations	$0.44	$0.62
Loss from discontinued operations		(0.01)
Net earnings	$0.44	$0.61

Weighted average shares outstanding (thousands)	162,146	164,760

Diluted earnings per share:
Earnings from continuing operations	$0.44	$0.62
Loss from discontinued operations		(0.01)
Net earnings	$0.44	$0.61

Diluted average shares (thousands)	163,287	166,165

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

Unaudited	March 31, 2015	December 31, 2014	March 31, 2014

Assets
Current assets:
Cash and cash equivalents	$257	$512	$201
Receivables	861	744	1,078
Inventories	1,007	1,035	1,204
Prepaid expenses	74	80	94
Total current assets	2,199	2,371	2,577

Property, plant and equipment, net	2,337	2,445	2,634
Goodwill	1,752	1,893	2,059
Other assets	1,038	1,149	1,218
Total assets	$7,326	$7,858	$8,488

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$637	$488	$331
Current portion of asbestos-related liabilities	143	143	150
Accounts payable	919	1,137	1,074
Other liabilities	417	560	527
Total current liabilities	2,116	2,328	2,082

Long-term debt	2,984	2,972	3,371
Asbestos-related liabilities	278	292	283
Other long-term liabilities	920	991	992
Share owners’ equity	1,028	1,275	1,760

Total liabilities and share owners’ equity	$7,326	$7,858	$8,488

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Three months ended March 31
Unaudited	2015	2014

Cash flows from operating activities:
Net earnings	$75	$106
Loss from discontinued operations		1
Non-cash charges
Depreciation and amortization	95	111
Pension expense	7	15
Cash Payments
Pension contributions	(4)	(5)
Asbestos-related payments	(15)	(15)
Cash paid for restructuring activities	(10)	(21)
Change in components of working capital	(429)	(352)
Other, net(a)	3	(42)
Cash utilized in continuing operating activities	(278)	(202)
Cash utilized in discontinued operating activities		(1)
Total cash utilized in operating activities	(278)	(203)

Cash flows from investing activities:
Additions to property, plant and equipment	(106)	(108)
Acquisitions, net of cash acquired	(52)
Other, net	1	14
Cash utilized in investing activities	(157)	(94)

Cash flows from financing activities:
Changes in borrowings, net	308	136
Issuance of common stock		4
Treasury shares purchased	(100)
Distributions paid to noncontrolling interests		(19)
Other, net	(1)
Cash provided by financing activities	207	121
Effect of exchange rate fluctuations on cash	(27)	(6)
Decrease in cash	(255)	(182)
Cash at beginning of period	512	383
Cash at end of period	$257	$201

(a)         Other, net includes other non cash charges plus other changes in non-current assets and liabilities.

OWENS-ILLINOIS, INC.

Reportable Segment Information

(Dollars in millions)

	Three months ended March 31
Unaudited	2015	2014

Net sales:
Europe	$567	$706
North America	470	485
South America	205	239
Asia Pacific	163	203

Reportable segment totals	1,405	1,633

Other	16	6
Net sales	$1,421	$1,639

Segment operating profit(a):

Europe	$49	$87
North America	71	65
South America	30	41
Asia Pacific	18	25

Reportable segment totals	168	218

Items excluded from segment operating profit:
Retained corporate costs and other	(21)	(30)
Interest expense, net	(47)	(54)
Earnings from continuing operations before income taxes	$100	$134

Segment operating profit margin(b):

Europe	8.6%	12.3%
North America	15.1%	13.4%
South America	14.6%	17.2%
Asia Pacific	11.0%	12.3%
Reportable segment margin totals	12.0%	13.3%

(a)         Segment operating profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to segment operating profit is earnings from continuing operations before income taxes.  The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(b)         Segment operating profit margin is segment operating profit divided by segment net sales.

OWENS-ILLINOIS, INC.

Reconciliation to Constant Currency

(Dollars in millions, except per share amounts)

Unaudited	Three months ended March 31, 2014

Earnings from continuing operations attributable to the Company	$102
Currency effect on earnings(1)	(19)
Earnings on a constant currency basis	$83

Diluted average shares (thousands)	166,165

Earnings per share from continuing operations (diluted)	$0.62
Earnings per share from continuing operations (diluted) on a constant currency basis	$0.50

(1)         Currency effect on earnings determined by using month-end foreign currency exchange rates in the first quarter of 2015 to translate first quarter 2014 local currency results.